Exhibit 4.1

ASCENT SOLAR TECHNOLOGIES, INC.
SECOND AMENDED AND RESTATED
2005 STOCK OPTION PLAN
(Approved by Board of Directors on May 2, 2008;
Adopted by Stockholders on July 1, 2008)

1.     Purposes of the Plan.     The purposes of this 2005 Stock Option Plan are:

•     to attract and retain the best available personnel;

•     to provide additional incentive to Employees, Directors and Consultants; and

•     to promote the success of the Company’s business.

        Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.

2.     Definitions.     As used herein, the following definitions shall apply:

        (a)   “ Administrator “ means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

        (b)   “ Applicable Laws “ means the requirements relating to the administration of stock option plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options are, or will be, granted under the Plan.

        (c)   “ Board “ means the Board of Directors of the Company.

        (d)   “ Code “ means the Internal Revenue Code of 1986, as amended.

        (e)   “ Committee “ means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

        (f)    “ Common Stock “ means the common stock of the Company.

        (g)   “ Company “ means Ascent Solar Technologies, Inc., a Delaware corporation.

        (h)   “ Consultant “ means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

        (i)    “ Director “ means a member of the Board.

        (j)    “ Disability “ means total and permanent disability as defined in Section 22(e)(3) of the Code.

        (k)   “ Employee “ means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed one hundred eighty (180) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the one hundred eighty-first (181 st ) day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

        (l)    “ Exchange Act “ means the Securities Exchange Act of 1934, as amended.

        (m)  “ Fair Market Value “ means, as of any date, the value of Common Stock determined as follows:

        (i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

        (ii)   If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

        (iii)  In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

        (n)   “ Incentive Stock Option “ means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

        (o)   “ Nonstatutory Stock Option “ means an Option not intended to qualify as an Incentive Stock Option.

        (p)   “ Notice of Grant “ means a written or electronic notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

        (q)   “ Officer “ means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (r)   “ Option “ means a stock option granted pursuant to the Plan.

        (s)   “ Option Agreement “ means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

        (t)    “ Option Exchange Program “ means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

        (u)   “ Optioned Stock “ means the Common Stock subject to an Option.

        (v)   “ Optionee “ means the holder of an outstanding Option granted under the Plan.

        (w)  “ Parent “ means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

        (x)   “ Plan “ means this 2005 Stock Option Plan, as amended.

        (y)   “ Rule 16b-3 “ means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

        (z)   “ Section 16(b) “ means Section 16(b) of the Exchange Act.

        (aa) “ Service Provider “ means an Employee, Director or Consultant.

        (bb) “ Share “ means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

        (cc) “ Subsidiary “ means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.     Stock Subject to the Plan.     Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is one million five hundred thousand (1,500,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

        If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided , however , that Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

4.     Administration of the Plan.

        (a)     Procedure.

        (i)     Multiple Administrative Bodies.     The Plan may be administered by different Committees with respect to different groups of Service Providers.

        (ii)    Section 162(m).     To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

        (iii)   Rule 16b-3.     To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

        (iv)   Other Administration.     Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

        (b)     Powers of the Administrator.     Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

        (i)    to determine the Fair Market Value;

        (ii)   to select the Service Providers to whom Options may be granted hereunder;

        (iii)  to determine the number of shares of Common Stock to be covered by each Option granted hereunder;

        (iv)  to approve forms of agreement for use under the Plan;

        (v)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

        (vi)  to institute an Option Exchange Program;

        (vii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

        (viii)  to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

        (ix)  to modify or amend each Option (subject to Section 14(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

        (x)   to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator; and

        (xi)  to make all other determinations deemed necessary or advisable for administering the Plan.

        (c)     Effect of Administrator’s Decision.     The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options.

5.     Eligibility.     Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.     Limitations.

        (a)   Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

        (b)   Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such relationship at any time, with or without cause.

        (c)   No Employee shall be granted, in any one fiscal year of the Company, Options to purchase more than one hundred thousand (100,000) Shares.

7.     Term of Plan.     Subject to Section 18 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 14 of the Plan.

8.     Term of Option.     The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

9.     Option Exercise Price and Consideration.

        (a)     Exercise Price.     The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

        (i)    In the case of an Incentive Stock Option

        (A)  granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

        (B)  granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

        (ii)   In the case of a Nonstatutory Stock Option

        (A)  granted to a Service Provider who, at the time the Nonstatutory Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

        (B)  granted to a Service Provider other than a Service Provider described in paragraph (A) immediately above, or intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

        (iii)  Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

        (b)     Waiting Period and Exercise Dates.     At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.

        (c)     Form of Consideration.     The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

        (i)    cash;

        (ii)   check;

        (iii)  other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

        (iv)  consideration received by the Company under a cashless exercise program, if implemented by the Company in connection with the Plan;

        (v)   a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement;

        (vi)  any combination of the foregoing methods of payment; or

        (vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10.     Exercise of Option.

        (a)     Procedure for Exercise; Rights as a Stockholder.     Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless otherwise stated in the Option Agreement, Options shall become exercisable at a rate one-third (1/3) per year over three (3) years from the date the Options are granted, with one-third (1/3) of the Shares under the Option vesting on each of the first, second and third anniversaries of the date of grant. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be suspended during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

        An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

        Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

        (b)     Termination of Relationship as a Service Provider.     If an Optionee ceases to be a Service Provider, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option within ninety (90) days of termination, or such longer period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

        (c)     Disability of Optionee.     If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within one (1) year of termination, or such longer period of time as may be specified in the Option Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

        (d)     Death of Optionee.     If an Optionee dies while a Service Provider, the Option may be exercised within one (1) year following Optionee’s death, or such longer period of time as may be specified in the Option Agreement, to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee’s designated beneficiary, provided such beneficiary has been designated prior to Optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Optionee, then such Option may be exercised by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

        (e)     Buyout Provisions.     The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

        (f)     Code Section 162(m) Provisions.

        (i)    Notwithstanding any other provision of the Plan, if the Compensation Committee of the Board (the “Compensation Committee”) determines at the time an Option is granted to an Optionee that such Optionee is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Option, a “covered employee” within the meaning of Section 162(m)(3) of the Code, and to the extent the Compensation Committee considers it desirable for compensation delivered pursuant to such Option to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, then the Compensation Committee may provide that this Section 10(f) is applicable to such Option under such terms as the Compensation Committee shall determine.

        (ii)   If an Option is subject to this Section 10(f), then vesting of the Option and issuance of Optioned Stock pursuant thereto, as applicable, may be subject to satisfaction of one, or more than one, objective performance targets. In such event, the Compensation Committee shall determine the performance targets that will be applied with respect to each Option subject to this Section 10(f) at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. The performance criteria applicable to Options subject to this Section 10(f) will be one or more of the following criteria: (A) stock price; (B) market share; (C) sales; (D) earnings per share, core earnings per share or variations thereof; (E) return on equity; (F) costs; (G) revenue; (H) cash to cash cycle; (I) days payables outstanding; (J) days of supply; (K) days sales outstanding; (L) cash flow; (M) operating income; (N) profit after tax; (O) profit before tax; (P) return on assets; (Q) return on sales; (R) inventory turns; (S) invested capital; (T) net operating profit after tax; (U) return on invested capital; (V) total shareholder return; (W) earnings; (X) return on equity or average shareowners’ equity; (Y) total shareowner return; (Z) return on capital; (AA) return on investment; (BB) income or net income; (CC) operating income or net operating income; (DD) operating profit or net operating profit; (EE) operating margin; (FF) return on operating revenue; (GG) contract awards or backlog; (HH) overhead or other expense reduction; (II) growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; (JJ) credit rating; (KK) strategic plan development and implementation; (LL) net cash provided by operating activities; (MM) gross margin; (NN) economic value added; (OO) customer satisfaction; (PP) financial return ratios; (QQ) market performance; (RR) production capacity; (SS) production volume; (TT) achievement of photovoltaic conversion efficiency; (UU) production yields; (VV) EBITDA; (WW) EBIT; (XX) market capitalization; (YY) liquidity; (ZZ) strategic partnerships; (AAA) production agreements and relationships; and (BBB) product certifications.

        (iii)  Notwithstanding any contrary provision of the Plan, the Compensation Committee may not increase the number of Optioned Stock pursuant to any Option subject to this Section 10(f), nor may it waive the achievement of any performance target established pursuant to this Section 10(f).

        (iv)  The Compensation Committee shall have the power to impose such other restrictions on Options subject to this Section 10(f) as it may deem necessary or appropriate to ensure that such Option satisfies all requirements for “performance-based compensation” within the meaning of Code section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

11.     Limited Transferability of Options.     Unless determined otherwise by the Administrator, Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee, only by the Optionee. If the Administrator in its sole discretion makes an Option transferable, such Option may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) as permitted by Rule 701 of the Securities Act of 1933, as amended.

12.     Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

        (a)     Changes in Capitalization.     Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided , however , that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option ..

        (b)     Dissolution or Liquidation.     In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

        (c)     Change of Control.     Unless otherwise stated in the Option Agreement, in the event of a Change of Control, then as to each Optionee, fifty percent (50%) of any outstanding Optioned Stock that has not yet vested at the time such Change of Control occurs shall become vested and exercisable. In such event, the Administrator shall notify the Optionee in writing or electronically at least fifteen (15) calendar days prior to the Change of Control of the exercisability of the Option. The portion of the Option that is then vested (including 50% of the unvested portion that becomes vested due to the Change of Control) shall be exercisable by the Optionee for a period of fifteen (15) calendar days from the date of such notice, and the Option shall terminate upon the expiration of such period. Notwithstanding the foregoing and anything else in this Plan, and unless otherwise stated in the Option Agreement, if the employment of an Optionee is terminated by the Company or its successor in connection with a Change of Control (as determined in the sole and absolute discretion of the Committee), then the Optionee’s entire Option shall become vested and exercisable upon termination of employment. For purposes of this paragraph, a “Change of Control” means the happening of any of the following:

        (i)    any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possesses more than 50 percent of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a Change of Control. Notwithstanding the foregoing, an increase in the percentage of stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock of the Company for purposes of this subsection (i);

        (ii)   during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

        (iii)  any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from the Company, outside of the ordinary course of business, that have a gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Agreement, the following shall not be treated as a Change of Control under this subsection (iii): (A) a transfer of assets from the Company to a shareholder of the Company (determined immediately before the asset transfer); (B) a transfer of assets from the Company to an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a transfer of assets from the Company to a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or (D) a transfer of assets from the Company to an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii)(C) above.

13.     Date of Grant.     The date of grant of an Option shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

14.     Amendment and Termination of the Plan.

        (a)     Amendment and Termination.     The Board may at any time amend, alter, suspend or terminate the Plan.

        (b)     Stockholder Approval.     The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

        (c)     Effect of Amendment or Termination.     No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

15.     Conditions Upon Issuance of Shares.

        (a)     Legal Compliance.     Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        (b)     Investment Representations.     As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16.     Inability to Obtain Authority.     The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17.     Reservation of Shares.     The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18.     Stockholder Approval.     The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

19.     Information to Optionees.     The Company shall provide, or make available, to each Optionee and to each individual who acquires Shares pursuant to the Plan, not less frequently than annually during the period such participant has one or more Options outstanding, and, in the case of an individual who acquires Shares pursuant to the Plan, during the period such individual owns such Shares, copies of annual financial statements. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

ASCENT SOLAR TECHNOLOGIES, INC.
SECOND AMENDED AND RESTATED 2005 STOCK OPTION PLAN
STOCK OPTION AGREEMENT

        Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

I. NOTICE OF STOCK OPTION GRANT

«NAME»

        The undersigned Optionee has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Date of Grant:

Vesting Commencement Date:
(same as Date of Grant, if left blank)

Exercise Price per Share:

Total Number of Shares Granted:

Type of Option:	Incentive Stock Option

Nonstatutory Stock Option

Expiration Date:
(10 years from Date of Grant, if left blank)

Vesting Schedule:

        One-third (1/3 ) of the Shares subject to the Option shall vest on each of the first, second and third anniversaries of the Vesting Commencement Date, subject to Optionee continuing as a Service Provider on such dates.

Termination Period:

        This Option shall be exercisable for ninety (90) days after Optionee ceases to be a Service Provider. Upon Optionee’s death or disability, this Option may be exercised for such longer period as provided in the Plan. In no event may Optionee exercise this Option after the Term/Expiration Date as provided above.

II. AGREEMENT

        1.     Grant of Option.     The Plan Administrator of the Company hereby grants to the Optionee named in the Notice of Grant (the “Optionee”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 14(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

        If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this Option shall be treated as a Nonstatutory Stock Option (“NSO”).

        2.     Exercise of Option.

        (a)     Right to Exercise.     This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement.

        (b)     Method of Exercise.     This Option shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

        No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

        3.     Method of Payment.     Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

        (a)   cash or check;

        (b)   consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan;

        (c)   surrender of other Shares which, (i) in the case of Shares acquired from the Company, either directly or indirectly, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares; or

        (d)   any other form or manner endorsed in the Plan.

        4.     Restrictions on Exercise.     This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Law.

        5.     Non-Transferability of Option.     This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

        6.     Term of Option.     This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

        7.     Tax Obligations.

        (a)     Taxes.     Optionee acknowledges and agrees that Optionee is solely responsible for the satisfaction of all federal, state, local and foreign income and other tax arising from or applicable to the Option exercise and the acquisition or sale of the Optioned Stock. Optionee agrees that Optionee shall indemnify the Company for any liability, including attorneys’ fees and expenses, accrued by the Company as a result of the Optionee’s failure to satisfy those taxes.

        (b)     Notice of Disqualifying Disposition of ISO Shares.     If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (1) the date two (2) years after the Date of Grant, or (2) the date one year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition.

        8.     Entire Agreement; Governing Law.     The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the internal substantive laws but not the choice of law rules of Colorado.

        9.     No Guarantee of Continued Service.     OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE

PROVIDER AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

        Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel and other advisors prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE:	ASCENT SOLAR TECHNOLOGIES, INC.

Signature	By

Print Name	Name

Title

Residence Address

EXHIBIT A

EXERCISE NOTICE AND AGREEMENT

Ascent Solar Technologies, Inc.
8120 Shaffer Parkway
Littleton, CO 80127

Attention: Stock Option Plan Administrator

Re:

Exercise of Stock Option Pursuant to Second Amended and Restated 2005 Stock Option Plan

Name of Optionee:

Optionee’s Address:

Optionee’s Social Security Number:

Date of Option Agreement:

Exercise Date:

The Shares Purchased are Incentive Stock Options: (circle one)		Yes / No

Number of Shares Purchased Pursuant to this Notice::

Exercise Price per Share:	$

Aggregate Exercise Price:	$

Amount of Payment Enclosed:	$

        1.     Exercise of Option.     Pursuant to the Second Amended and Restated 2005 Stock Option Plan (the “Plan”) of Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”) and the Stock Option Agreement (“Option Agreement”) entered into as of the date set forth above between the undersigned Optionee and the Company, Optionee hereby elects, effective as of the date of this notice, to exercise Optionee’s option to purchase the number of shares of common stock (the “Shares”) of the Company indicated above.

        2.     Payment.     Enclosed is Optionee’s payment in the amount indicated above, which is the full exercise price for the Shares.

        3.     Deemed Date of Exercise.     The date of exercise shall be deemed to be the first date after which this Notice is filed with Company upon which Shares become eligible for issuance to Optionee under applicable state and federal laws and regulatory requirements.

        4.     Compliance with Laws.     Optionee understands and acknowledges that the purchase and sale of the Shares may be subject to approval under the state and federal securities laws and other laws and, notwithstanding any other provision of the Option Agreement to the contrary, the exercise of any rights to purchase Shares is expressly conditioned upon approval (if necessary) and compliance with all such laws.

        5.     Representations of Optionee.     Optionee represents and warrants to the Company, as follows:

        (a)   Optionee has received, read, and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

        (b)   The Options exercised herewith are exercisable only according to the schedule in the Option Agreement.

        (c)   Optionee is aware of the business affairs and financial condition of the Company and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares.

        6.     Refusal to Transfer.     The Company shall not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, the Option Agreement, or the Plan or (b) to treat as owner of such Shares or to accord the right to vote or receive dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

        7.     Tax Consultation.     Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee is not relying on the Company for any tax advice.

        8.     Entire Agreement.     The Plan and the Option Agreement are incorporated herein by reference. This Agreement, the Plan, and the Option Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof.

Submitted by: “OPTIONEE”:	Accepted by: “COMPANY”

Ascent Solar Technologies, Inc., a Delaware corporation

Signature	By

Print Name	Name

Title